Exhibit 10.18
JOINT VENTURE CONTRACT AMONG FOREIGN
INVESTORS
FOR
SANMING ZHONGYIN BANZHU HYDROELECTRIC
CO., LTD.
February 2009

TABLE OF CONTENTS

CHAPTER 1 GENERAL PROVISIONS	3

CHAPTER 2 REGISTERED CAPITAL AND TOTAL AMOUNT OF INVESTMENT	3

CHAPTER 3 NAME, CAPITAL CONTRIBUTION AND EQUITY INTEREST PROPORTION OF SHAREHOLDERS	4

CHAPTER 4 SHAREHOLDERS’ MEETING	5

CHAPTER 5 BOARD OF DIRECTORS	5

CHAPTER 6 SUPERVISORS	7

CHAPTER 7 GENERAL MANAGER	8

CHAPTER 8 EQUITY INTEREST TRANSFER	9

CHAPTER 9 FINANCIAL AFFAIRS AND ACOUNTING	9

CHAPTER 10 TRADE UNION	10

CHAPTER 11 DURATION, DISSOLUTION AND LIQUIDATION	11

CHAPTER 12 MISCELLANEOUS	12

CHAPTER 1 GENERAL PROVISIONS

Article 1	For the purpose of regularizing the corporate organization and actions, protecting the lawful rights and interests of the Company, shareholders and creditors, in accordance with the Company Law of the People’s Republic of China (the “Company Law”), the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises (the “WFOE Law”) and other relevant laws and regulations of the People’s Republic of China (hereinafter referred to as the “PRC”), and in light of the actual conditions of the Company, this contract is hereby amended on the principle of mutual benefit and friendly consultations (hereinafter referred to as this “Contract”).

Article 2	Name of the Company: Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (hereinafter referred to as “the Company”).

Article 3	Domicile of the Company: Building 160, Qianlong New Village, Xinshi North Road, Sanming City, Fujian Province.

Zip Code: 365000

Facsimile Number: 0598-8202031

Article 4	The legal form of the Company shall be a limited liability company. The liability of the shareholders for the debts of the Company shall be limited to its respective subscribed contribution to the registered capital, and the Company shall assume liabilities with all of its assets for its debts of the Company. The Company shall enjoy all property rights of legal person formed by the investment by shareholders, and shall become the legal enterprise entity that enjoys civil rights and bears civil liabilities according to law. All activities of the Company shall comply with relevant provisions of the PRC laws, decrees and regulations, and all rights and interests of the Company shall be protected by the laws of the PRC.

Article 5	In conducting business operations, the Company shall comply with the laws and administrative regulations, social morality and business morality. It shall act in good faith, accept the supervision of the government and the public, and bear social responsibilities.

Article 6	Any contract involving the Company shall have binding force on its shareholders, directors and senior management personnel.

Article 7	The qualifications and obligations of the directors and senior management personnel shall conform to the relevant provisions of the Company Law.
CHAPTER 2 REGISTERED CAPITAL AND TOTAL AMOUNT OF INVESTMENT

Article 8	The amount of the Company’s registered capital shall be US$24.2 million.

Article 9	The total amount of investment of the Company shall be US$48 million.

Article 10	The business scope of the Company shall be: the construction and operation of Banzhu Hydropower Station.

Article 11	The purpose of operating the Company is adopting advanced and applicable technology and scientific management methods to generate and sell electric power, so as to satisfy the power requirements of the society and improve the economic results and ensure satisfactory economic benefits for each investor.

Article 12	The production scale of the Company shall be: a hydropower station with a capacity of 3 × 15,000 kwh and the sending project and the auxiliary shipping project (with a navigation passing capacity of 300 tons).
CHAPTER 3 NAME, CAPITAL CONTRIBUTION AND EQUITY INTEREST PROPORTION OF SHAREHOLDERS

Article 13	Name and Domicile of Shareholders
1.	China Hydroelectric Corporation (“” in Chinese, hereinafter referred to as “Party A”), which was registered and established in Cayman Islands with the legal address at 558 Lime Rock Road, Lime Rock, Connecticut 06039, and the authorized representative of which is John D. Kuhns.

2.	China Hydroelectric Corporation (Hong Kong) Limited (“” in Chinese, hereinafter referred to as “Party B”), which was registered and established in Hong Kong, with the legal address at 41st Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, and the authorized representative of which is John D. Kuhns.

3.	Sunpower Asia Limited (hereinafter referred to as “Party C”), which was registered and established in Hong Kong, with the legal address at 5th Floor, Yihe Building, No.1 of Kangle Square, Central, Hong Kong, the telephone number; 00852-25263336, the facsimile number:00852-28459294, and the authorized representative of which is Tie Li.

Article 14	Forms and Proportions of Capital Contribution: the registered capital of the Company shall be US$24.2 million.

Party A shall contribute in cash in the amount of US$5.72 million, representing twenty-three point six four percent (23.64%) of the registered capital of the Company;

Party B shall contribute in cash in the amount of US$16.28 million, representing sixty-seven point two seven percent (67.27%) of the registered capital of the Company;

Party C shall contribute in cash in the amount of USD 2.2 million, representing nine point zero nine (9.09%) of the registered capital of the Company.

The registered capital of the Company shall be paid by the Parties in accordance with the provisions of the Company Law and the WFOE Law. The capital contribution of the acquiring shareholder shall be paid up within ninety (90) days after the equity interest transfer contract has been approved by the competent authority. Twenty percent (20%) of the increased registered capital shall be paid prior to the issuance of the business license of the wholly foreign-owned enterprise, and the balance of the increased registered capital shall be paid up within two (2) years from the issuance date of the business license of the wholly foreign-owned enterprise. The Company shall issue the capital contribution certificates within ten (10) days pursuant to the approved equity interest alteration materials.

The capital contribution certificates shall specify the follows: the name of the Company, the establishment date, the names of the shareholders, the amount of the capital contribution, the date when the capital contribution is made and the date of issuance of the capital contribution certificate, etc.
CHAPTER 4 SHAREHOLDERS’ MEETING

Article 15	The Shareholders’ Meeting is the supreme authority of the Company, and shall be composed of all shareholders and shall exercise its power in accordance with the Articles of Association of the Company.

Article 16	The Shareholders’ Meeting exercise the following functions:
(1)	Determining the operational guidelines and investment plans of the Company;

(2)	Designating the directors and Supervisors and determining the matters relating to their remuneration;

(3)	Deliberating and approving the reports of the Board of Directors;

(4)	Deliberating and approving the reports of the Supervisors;

(5)	Deliberating and approving the annual financial budget plans and final account plans of the Company;

(6)	Deliberating and approving the profit distribution plans and loss recovery plans of the Company;

(7)	Determining the increase or reduction of the Company’s registered capital;

(8)	Adopting resolutions concerning the issuance of corporate bonds;

(9)	Adopting resolutions concerning the merger, split-up, alteration of corporate form, dissolution, liquidation of the Company, etc.;

(10)	Amending the Articles of Association of the Company;

(11)	Other functions specified in the Articles of Association of the Company.

For any of the matters as listed out in the preceding paragraph, if all shareholders reach consent in written form, it is not required to convene a Shareholders’ Meeting; the decision may be made directly and shall bear the signatures or seals of all shareholders.
CHAPTER 5 BOARD OF DIRECTORS

Article 17	The Company shall establish a Board of Directors. The Board of Directors shall be responsible for the Shareholders’ Meeting and exercise the following functions:
(1)	Convening Shareholders’ Meeting and presenting job reports to the Shareholders’ Meeting;

(2)	Implementing the resolutions concluded by the Shareholders’ Meeting;

(3)	Determining the operational plans and investment plans of the Company;

(4)	Formulating the Company’s annual financial budget plans and final account plans;

(5)	Formulating out the Company’s profit distribution plans and loss recovery plans;

(6)	Formulating out plans concerning the increase or reduction of registered capital of the Company;

(7)	Formulating out plans concerning the merger, split-up, alteration of the corporate form, and dissolution of the Company;

(8)	Determining the setup of the company’s internal management departments;

(9)	Determining the appointment or dismissal of the Company’s manager and the remuneration, and, subject to the nomination of the manager, deciding the appointment or dismissal of vice manager(s) and the person in charge of finance as well as their remunerations;

(10)	Formulating the Company’s basic management system;

(11)	Other functions specified in the Articles of Association of the Company.

Article 18	The Board of Directors shall comprise three (3) directors. Each of Party A, Party B and Party C shall be entitled to appoint one (1) director. The Board of Directors shall have one (1) Chairman, who shall be appointed by Party B.

Article 19	The Chairman of the Board of Directors shall serve as the legal representative of the Company. The Chairman shall inspect the implementation of the resolutions of the Board of Directors and give instructions concerning material matters of the Company.

Article 20	Each director shall be appointed for a term of three (3) years. The directors may, after the expiry of their term of office, hold a consecutive term upon re-election. If no re-election is timely carried out after the expiry of the term of office of the directors, or if the number of the members of the Board of Directors is less than the quorum due to the resignation of some directors from the Board of Directors prior to the expiry of their term of office, the original directors shall, before the newly elected directors assume their posts, perform the duties of directors.

Article 21	The directors may concurrently serve as the senior management personnel of the Company.

Article 22	The rules of procedures of the Board of Directors
I. Rules of the meetings of the Board of Directors
1.	The meetings of the Board of Directors shall be classified into regular meetings and interim meetings. The regular meetings of the Board of Directors shall be held at least once for each year. The meetings of the Board of Directors shall adopt resolutions concerning the topics defined by notices. Before the regular meeting is held, the Company shall collect proposals for the meeting from all shareholders.

Upon the proposal of one-third or more of the directors, an interim meeting of the Board of Directors may be held.

2.	The notice of the meeting shall be served to each director ten (10) days before the meeting is held. Under special circumstances, being agreed upon, the time for serving the notice of the meeting may be less than ten (10) days. The notice of the meeting shall include the follows: the date of holding the meeting, the venue, duration and topic for discussion, etc.

3.	The meetings of the Board of Directors may not be held unless the attendance reaches two-thirds or more of the total number of the Board of Directors.

4.	The meetings of the Board of Directors shall be attended by the directors in person or by entrusting an agent to attend the meeting on his behalf. The agent shall provide to the Company with a written power of attorney and shall exercise the voting power within the scope of authorization. The power of attorney shall specify the name of the agent, the proxy matters, the extent of power and valid term, and shall be signed by the principal. If a director neither attends the meeting in person nor entrusts others to attend, it shall be deemed that such director has waived its voting power on that meeting.
5.	The Chairman of the Board of Directors shall convene and preside over the meetings of the Board of Directors. If the Chairman is unable to perform his duties, a director who is designated by the Chairman of the Board of Directors shall perform such duties; in case nobody is designated, a director who is jointly recommended by half or more of the directors shall convene and preside over such meetings.

6.	On the meeting of the Board of Directors, the general manager of the Company shall report the implementations of the matters decided on the previous meeting of the Board of Directors.

7.	The general manager, who is not a director of the Company, may attend the meeting of the Board of Directors without voting right.
II. Decision procedures of the Board of Directors
1.	As for the matters that need to be decided by the Board of Directors, the general manager of the Company shall organize relevant personnel to formulate the plan, call together relevant departments and experts as required for examination and deliberation, and put forward a deliberation report to the meeting of the Board of Directors for resolution.

2.	The meeting of the Board of Directors shall vote by show of hand on each matter that needs to be determined. The president of the meeting shall accurately repeat the voting result of each matter.

3.	Each director shall have one vote on a resolution of the Board of Directors.

4.	All directors shall make their clear and definite opinions concerning the matters that need to be decided by the Board of Directors.

5.	The meeting of the Board of Directors shall vote by show of hand on each matter that needs to be determined. The president of the meeting shall accurately repeat the voting result of each matter.

6.	The resolutions of the Board of Directors shall be adopted through voting by more than two-thirds of the total number of the Board of Directors.

7.	The Board of Directors shall conclude resolutions concerning the matters being decided, which shall be signed by the directors (or principals) present. The directors may sign after demonstrating concise opinions in written form on the resolution document concerning one or more matters being decided.

8.	As for the matters within the power scope of the Board of Directors, after being agreed upon by all the directors in written form, it is not required to convene a meeting of the Board of Directors. And a decision may be made directly and shall bear the signatures of all directors.

9.	The resolutions of the meetings of the Board of Directors, the signature album of directors present and the power of attorney for proxy present shall be kept as files of the Company for long-term preservation.
CHAPTER 6 SUPERVISORS

Article 23	The Company shall have one (1) Supervisor, who shall be appointed by Party A. The directors and senior management personnel shall not concurrently serve as the Supervisor.

Article 24	Each term of office of the Supervisor shall be three (3) years. The Supervisor may, after the expiry of the term of office, continue to serve its post upon re-election. If no re-election is timely carried out after the expiry of the term of office of the Supervisor, the original Supervisor shall, before the newly elected Supervisor assume the post, exercise the powers of the Supervisor in accordance with the laws, administrative regulations and the Articles of Association of the Company.

Article 25	The Supervisor shall have the following powers:
(1)	To inspect the financial status of the Company;

(2)	To supervise the duty-related acts of the directors and the senior management personnel, and to put forward proposals on the removal of any director or senior management personnel who violates any law, administrative regulation, the Articles of Association or any resolution of the Shareholders’ Meeting;

(3)	To request directors or the senior management personnel to rectify any of their acts which are deemed to be harmful to the interests of the Company;

(4)	To propose to convene interim Shareholders’ Meetings, to convene and preside over Shareholders’ Meetings when the Board of Directors fails to exercise the function of convening and presiding over Shareholders’ Meetings in accordance with law;

(5)	To put forward proposals to Shareholders’ Meetings;

(6)	To initiate actions against directors or senior management personnel in accordance with relevant provisions of the Company Law;

(7)	Other duties provided by the Articles of Association of the Company.

Article 26	The Supervisors may attend the meetings of the Board of Directors, and may raise questions or suggestions about the matters to be decided by the Board of Directors.

If the Supervisor finds that the Company is running abnormally, he/she may make investigations; if necessary, the Supervisor may hire an accounting firm, etc. to assist him/her with relevant expenses borne by the Company.

Article 27	The expenses necessary for the Supervisor to perform his/her duties shall be borne by the Company.
CHAPTER 7 GENERAL MANAGER

Article 28	The Company shall have one (1) general manager, two (2) deputy general managers and one (1) chief accountant, one (1) chief engineer and one (1) chief economist, all of whom shall be appointed by the Board of Directors and shall serve with a term of office of three (3) years.

Article 29	The function of the general manager is to implement the resolutions adopted by the Board of Directors, organize and lead the daily management of the Company. The deputy general managers shall assist the general manager in his/her work. When the general manager is not in the office, the general manager shall entrust the deputy general manager to exercise the powers and functions of the general manager.

Article 30	The Company shall set up an operation management agency, affiliated with certain departments. The department manager shall be engaged by the general manager, who shall be in charge of the job of the department, deal with the matters assigned by the general manager or the deputy general managers, and report to the general manager.

Article 31	The general manager and the deputy general managers shall not concurrently serve as the general manager or the deputy general manager and other posts of other economic organizations (unless being unanimously approved by a resolution adopted by the Shareholders’ Meeting), and shall not participate in the business competition between other economic organizations and the Company.
CHAPTER 8 EQUITY INTEREST TRANSFER

Article 32	All or part of the capital contributions of the Company may be transferred among the shareholders. The transfer of the capital contributions among the shareholders shall be carried out in accordance with relevant provisions of the Company Law relating to the transfer of equity interest of a limited liability company.

Article 33	When the people’s court executes the transfer of the capital contribution of a shareholder pursuant to the mandatory enforcement procedure as provided in law, it shall notify the Company and all the shareholders, and the other shareholders shall have the preemptive right under the same conditions. If any of the other shareholders fails to exercise the preemptive right within ten (10) days after receiving the notice of the court, it shall be deemed as a waiver of the preemptive right.

Article 34	After the capital contribution has been transferred in accordance with the provisions of this Contract, the Company shall cancel the capital contribution certificate of the former shareholder, issue a capital contribution certificate to the new shareholder and modify the amount of capital contributions prescribed in the contracts of the Company and the register of shareholders. No voting of the Board of Directors is required for the modification of the contracts of the Company due to the said transfer of capital contribution.
CHAPTER 9 FINANCIAL AFFAIRS AND ACOUNTING

Article 35	The Company shall establish its own financial and accounting system in accordance with the laws, administrative regulations, and provisions of the financial department of the State Council.

Article 36	The fiscal year of the Company shall be from 1st January to 31st December of each calendar year. The Company shall, at the end of each fiscal year, formulate a financial report which shall be audited by an accounting firm. The financial report shall be composed of the accounting statements, footnotes of accounting statements and financial situation statement.

Article 37	Within ninety (90) days after the end of each fiscal year, the financial report which has been audited by an accounting firm and the audit report issued by a certified public accounting firm shall be delivered to each shareholder at the same time.

Article 38	When distributing the after-tax profit of the current year, the Company shall set aside ten percent (10%) of the profit as the Company’s statutory reserve fund. It may stop setting aside if the aggregate balance of the statutory reserve fund has accounted for fifty percent (50%) or more of the Company’s registered capital.

Article 39	In case of annual deficit occurred to the Company, the pre-tax profit of the next year may be used for making up for losses. If the profit of the next year is not sufficient to make up losses, the profits of the following five (5) years may be continuously used for making up losses. In the event that the losses cannot be made up within five (5) years, the after-tax profit and etc. may be used for making up losses.

Article 40	If the statutory reserve fund is not sufficient to make up the losses of the Company incurred in the previous year, before the statutory reserve fund has been set aside according to the provisions of the preceding Articles, the current year’s profit shall be firstly used for making up the losses.

Article 41	After the statutory reserve fund has been set aside from the after-tax profit, the Company may, upon the resolution of the Board of Directors, draw the optional reserve fund.

Article 42	After the losses have been made up and the statutory reserve fund has been set aside, the remaining profit shall be distributed to Party A and Party B in proportion to their respective capital contributions.

Article 43	The Company’s reserve fund shall be used for making up losses, expanding the production and business scale or increasing the registered capital of the Company, but the capital reserve fund shall not be used for making up losses of the Company. When the statutory reserve fund is converted into registered capital, the remainder of the reserve fund shall not be less than twenty-five percent (25%) of the registered capital of the Company prior to the increase.

Article 44	Except for the statutory accounting book, the Company shall not set up any other accounting books. The assets of the Company shall not be deposited in any bank account under the name of an individual.
CHAPTER 10 TRADE UNION

Article 45	The Company’s employees shall, in accordance with the Trade Union Law of the PRC, establish a trade union, carry out union activities and maintain the lawful rights and interests of the employees. The Company shall provide necessary conditions for the trade union to carry out activities. The trade union shall, on behalf of the employees, conclude collective contract with the Company relating to the wage, working hours, welfare, insurance, work safety and sanitation, etc.

Article 46	When making decisions concerning the reconstruction and other material problems relating to the business operation, or formulating important bylaws, the Company shall solicit the opinions of the trade union, and shall solicit the opinions and proposals of the employees through the assembly of the representatives of the employees or by any other way.

CHAPTER 11 DURATION, DISSOLUTION AND LIQUIDATION

Article 47	The issuance date of the Company’s business license shall be the establishment date of the Company. The business duration of the Company shall be a period of twenty (20) years.

Article 48	If agreed by Party A, Party B and Party C to extend the business duration, and approved by the resolution of the Board of Directors, the Company may submit an application to extend the business duration to the competent registration authority for approval at least six (6) months before the expiration date. The business duration shall be extended upon the approval of the competent registration authority.

Article 49	The Company may be dissolved under the following circumstance:
(1)	The business duration of the Company as prescribed by this Contract expires or any of the matters for dissolution as prescribed in the Articles of Association of the Company occurs;

(2)	The Shareholders’ Meeting resolves to dissolve it;

(3)	It is necessary to be dissolved due to merger or split-up of the Company;

(4)	The business license is revoked or the Company is ordered to close down or to be dissolved according to law;

(5)	The Company suffers from serious difficulty in its operation and management, and the interests of the shareholders will face heavy loss if the Company continues to exist and the difficulty cannot be overcome by any other means, the shareholders who hold ten percent (10%) or more of the voting rights of all shareholders of the Company may request the people’s court to dissolve the Company;

(6)	The Company is unable to perform this Contract or fails to continue the operation due to the earthquakes, typhoons, flood, fire, war or other Force Majeure events which cannot be foreseen, and the occurrence and result of which cannot be prevented or avoided.

Article 50	If the Company is dissolved according to the provisions of the Items (1), (2), (4), (5) or (6) of the preceding Article, a liquidation team shall be established within fifteen (15) days after the occurrence of the matter for dissolution to carry out liquidation. The liquidation team shall be composed of the shareholders.

Article 51	The liquidation team may exercise the following functions during the process of liquidation:
(1)	Liquidating the properties of the Company, drawing up balance sheets and assets checklists respectively;

(2)	Notifying creditors by notice or public announcement;

(3)	Handling the pending business of the Company relating to the liquidation;

(4)	Clearing off the outstanding taxes and the taxes incurred in the process of liquidation;

(5)	Clearing off the credits and debts;

(6)	Disposing of the residual properties after the debts clearing;

(7)	Representing the Company to participate in civil lawsuits.

Article 52	The members of the liquidation team shall devote themselves to their duties and perform their obligations of liquidation according to law. In case of causing any loss to the Company or any creditor due to deliberate intent or gross negligence, the members of the liquidation team shall assume corresponding compensation liabilities.

Article 53	After the liquidation of the Company is completed, the liquidation team shall formulate a liquidation report, which shall be submitted to the Board of Directors or the competent registration authority for confirmation, apply for the cancellation registration, and make a public announcement about the termination of the Company.

Article 54	If the Company is declared bankrupt according to law, it shall carry out bankruptcy liquidation according to the legal provisions concerning bankruptcy liquidation.

Article 55	If the Company is dissolved, the Board of Directors shall put forward the liquidation procedures and principles, and organize the liquidation team to liquidate the properties of the Company.

Article 56	The liquidation expenses and the remunerations for members of the liquidation team shall be paid firstly from the current residual properties of the Company.

Article 57	During the process of liquidation, the liquidation team shall represent the Company to sue or to be sued.

Article 58	After the liquidation team has fully paid off the debts of the Company, the residual properties shall be distributed to Party A and Party B in proportion to their respective capital contributions.

Article 59	After the liquidation is completed, the Company shall submit the report to the registration authority and go through the cancellation registration procedures, return the business license and make a public announcement.

Article 60	After the termination of the Company, various books shall be kept by Party B.
CHAPTER 12 MISCELLANEOUS

Article 61	This Contract shall come into effect from the date of being formally signed by Party A, Party B and Party C, and approved by the competent approval authority. Any previous contracts (including amendments thereto) and their supplementary contracts entered into by the Parties shall be repealed.

Article 62	This Contract is signed in Chinese language.

Article 63	As for the matters which are not covered in this Contract, upon the agreement of the Parties through consultations, a supplementary contract may be concluded, which, after being approved by the competent approval authority, shall have the same effect as this Contract.

(SIGNATURE AND SEAL PAGE ONLY)
Party A: China Hydroelectric Corporation
(Stamp)
Authorized representative (Signature): John D. Kuhns
Party B: China Hydroelectric Corporation (Hong Kong) Limited
(Stamp)
Authorized representative (Signature): John D. Kuhns
Party C: Sunpower Asia Limited
(Stamp)
Authorized representative (Signature): Tie Li